Exhibit 10.1

Cooperation Agreement

On

theProject of HeibeiLangfang Technology Valley Commercial and Residential Building

 Between

Hebei Zhongding Real Estate Development Co., Ltd.

And

Beijing ShengshiChengmei Investment and Management Co., Ltd.

Date: May 31, 2012

This Cooperation Agreement (this “Agreement”) is made and entered into as of May 31, 2012, in the place of Chaoyang District, Beijing, PRC, by and between the following parties:

Party A: Heibei Zhongding Real Estate Development Co., Ltd. (hereinafter referred to as “Party A”)

Business License Number: 130500000001150

Registered Address: Southeast Corner of North Gangtie Road and Yongjun Street, West Bridge District, Xingtai

Authorized Representative: Longlin Hu

Photocopy of Party A’s Business License see Attachment I.

Party B: Beijing ShengshiChengmei Investment and Management Co., Ltd. (hereinafter referred to as “Party B”)

Business License Number: 110106013408824

Registered Address: East Building (Lugou Bridge Enterprises Concentrated Office), No.13 Building, Xiu Garden, Dachengli Community, Fengtai District, Beijing

Authorized Representative: Xiaobin He

Photocopy of Party B’s Business License see Attachment II.

Whereas,

a.
Party A and Party B intend to cooperatethe development of the Project of HeibeiLangfang Technology Valley Commercial and Residential Building (the “Project”), and to obtain the use right of the target land for the development of real estate;

b.
On the basis of the principle of equality and mutual benefit, and through friendly consultations, both parties agree to try their best to obtain the use right of target land so that to promote further cooperation.

Both Parties hereby reach the Agreement as follows:

1.	Purpose of the Agreement and general information of target land

1.1
the purpose of the Agreement is to confirm and consolidate the common cooperation intention on obtaining the use right of target land, and the responsibility, obligation and interest in the development of the project;

1.2
the target land is located in North Weiyi Road and West Jingqi Road, Technology Valley, Langfang, which commands a floor space for about 113 Mu (1 Mu equals to 666.67 Square Meters), the nature of land usage is commercial and residential, the total plot ratio is 2.2.

2.	Responsibilities of Both Parties

2.1	Responsibilities of Party A

2.1.1	Party A shall fully cooperate Party B with obtaining the land use right after the execution of this Agreement;

2.1.2
In the prophase of obtaining land use right, Party A needs to cooperate Party B with project planning, concept and scheme designing, reporting, project investigating and client receiving, group purchase product show meeting and establishment of project company, Party A will bear the cost first, and then the cost will be credited into the cost of Joint Venture Company;

2.1.3
At the execution date of Confirmation Letter on Land Use Right Transfer by and between the government and Joint Venture Company or company accepted by both parties, Party A shall pay Party B the amount of RMB 3 million once as consultation service fee, which will be credited into the development cost of Joint Venture Company.

2.2	Responsibilities of Party B

2.2.1
After the execution of this Agreement, Party B shall not activate or carry through any discussion or negotiation with any third party with respect to the project land, unless the termination matters of this Agreement occur;

2.2.2	Party B shall cause the government to make the target land use rightavailable for bidding within five months after the execution of this Agreement;

2.2.3
Party B needs to communicate in depth with both the government and Party A, and reach reasonable consensus with respect of the planning and land use right bidding conditions, and to endeavor to obtain preferential policy and support as much as possibleto the maximum extent permitted by applicable laws and policies.

2.2.4	Party B makes the commitments that:

a.	The price of the target land use right obtained by the Joint Venture Company will not exceed RMB 1.95 million per Mu of the net land;

b.	The total plot ratio of target land will not be less than 2.2;

c.	Party B will make every effort to achievethe goal that the capital amount of RMB 85 millionwill be in place around the time of target land bidding.

3.	Joint Venture Company

3.1	Before the transfer of land use right, both parties need to jointly establish a local project company, which is referred to as a JV hereinafter.

3.2	The share equity structure of JV is:

Party A: 70%

Party B: 30%

Among which Party B contributes consultation service for share equity, and Party A pays Party B corresponding consideration of share equity for Party B’s contribution. In the event that the capital is contributed for installment or further increased, Party A also needs to pay Party B corresponding consideration of share equity for Party B’s contribution.

3.3
In order to obtain the target land use right, JV will participate in bidding for the target land. The prerequisite for Party B to enjoy and obtain any rights and fees under this Agreement is that, JV can obtain the target land use right in full compliance with Article 2.2.4 of this Agreement as undertook by Party B.

3.4	Both parties agree that the total minimum estimated profit of the Project is RMB 300 million.

3.5
As Party B will not participate in the operation of JV, Party A will be responsible for all the operation of JV (except for any matter that must be approved by the shareholders’ meeting in accordance with the Articles of Association). Both parties agree that:

a.
within 730 days as of the date on which JV and the government enter into a land use right transfer agreement, Party A shall provide a written offer to Party B to acquire 8.33% of the share equity of JV as held by Party B at a price not less than RMB 25 million in cash;

b.
between the 730th day and 1095th day of the date on which JV and the government enter into a land use right transfer agreement, Party A shall provide a written offer to Party B to acquire 8.33% of the equity of JV as held by Party B at a price not less than RMB 25 million in cash;

c.
between the 1095th day and 1460th day of the date on which JV and the government enter into a land use right transfer agreement, Party A shall provide a written offer to Party B to acquire 13.34% of the equity of JV as held by Party B at a price not less than RMB 40 million; As per Party B’s written request, such consideration can be paid by cash and the area of the building.

d.	All interest that Party B holds in JV should and only should be the income from the transfer of all Party B’s equity at a price of RMB 90 million as mentioned above.

3.6
As this is a strategic cooperation between both parties, both parties can use the funds of JV for new projectsupon the approval of shareholders’ meeting. The shareholding ratio of new project will be determined by both parties separately. The used fund, which belongs to Party B, shall be deducted from the total income from the transfer of RMB 90 million share equityby Party B.

4.	Termination of the Agreement.

If any of the following occurs, any party to this agreement could send a written notice to the other party to terminate this agreement unilaterally:

a.
After 5 months as of the execution date of this Agreement, the government does not make the target land available for biding. If both parties agree to extend such period, a supplementary agreement should be signed.

b.	Any of the parties to this Agreement or the following established JV fails to obtain the target land use right through the biding process.

5.	Breach of Contract

5.1
If any party breaches any provision or condition of this Agreement, the breaching party shall compensate the non-breaching party, and shall hold the non-breaching party harmless from any fees, expenses, debts or damages. This remedy is not exclusive, and this is an additional remedy to any existing or then effective remedies as provided under laws or regulations.

5.2
Under no circumstances shall one party be responsible for any indirect, incidental, punitive, consequential losses (including but not limited to profit loss, operating loss, estimated deposit loss) of the other party in connection with this Agreement.

6.	Governing Law

6.1
This Agreement shall be governed and interpreted in accordance with the laws of People’s Republic of China. If any matter under this Agreement that is not provided under PRC laws, such matter shall be referred to international custom.

7.	Settlement of Dispute

7.1
Any disputes under the Agreement shall be settled at first through friendly consultation between the parties hereto. The consultation shall be commenced within 5 days as of the date on which a notice is sent by one party to the other. In case no settlement can be reached through consultation within 30 days as of the date on which the abovementioned noticed is sent, each party shall have the right to submit such disputes to the people’s court where Party A is located.

8.	Appendix

This Agreement contains two attachments, Attachment I is Party A’s Business License and Attachment II is Party B’s Business License.

9.	This Agreement shall become effective after execution. This Agreement shall be executed in four copies, each party shall hold two copies, and each copy shall have the same legal effect.

Above is the main body of the Agreement

Party A: Hebei Zhongding Real Estate Development Co., Ltd.
Representative: Longlin Hu
Date: June 6, 2012

Party B: Beijing ShengshiChengmei Investment and Management Co., Ltd.
Representative: Xiaobin He
Date: June 6, 2012

Appendix I:

Appendix II:

Appendix III: New company’s license